Exhibit 99.1

            Semtech Second Quarter Sales up 10 Percent Sequentially;
                  Record Gross Margin Achieved in the Quarter

     CAMARILLO, Calif.--(BUSINESS WIRE)--Aug. 24, 2004--

                       Greater Than 1:1 Book-to-Bill Ratio

     SEMTECH CORPORATION (Nasdaq:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced that net sales and net income for its second quarter that ended July 25, 2004 were up significantly over the first quarter and the prior year period. Operating income was 31 percent of net sales in the second quarter and net income represented a 26 percent after-tax-margin. Semtech generated $21.4 million of operating cash flow in the second quarter and spent $13.0 million to buy back 619,000 shares of its common stock.
     Net sales for the second quarter of fiscal year 2005 were $68.3 million, up 53 percent from $44.6 million in the prior year second quarter. As a result of higher sales and record gross margin, net income for the second quarter of fiscal year 2005 was $17.4 million or 22 cents per diluted share. Net income for the second quarter of last year was $2.4 million or 3 cents per diluted share, which included a pre-tax charge of $6.8 million or net-of-tax 7 cents per diluted share impact related to the Company's calling of its convertible subordinated notes.
     For the first six months of fiscal year 2005, net sales were up 47 percent to $130.2 million and net income nearly tripled to $32.2 million or 41 cents per diluted share. Net sales in the first six months of fiscal year 2004 were $88.6 million and net income was $10.7 million or 14 cents per share.
     New orders in the second quarter of fiscal year 2005 exceeded shipments for the period, resulting in a book-to-bill ratio of greater than 1:1. The strongest growth came from the Company's timing and synchronization or SETS product line used in high-speed communications, which saw new orders grow 32 percent over the first quarter. The Human Input Device (HID) unit also saw meaningful order growth, due in part to a new design win for the MicroBuddy(R) device being used in a high volume digital video recorder.
     Net sales were up 10 percent sequentially in the second quarter of fiscal year 2005 compared to the first quarter, driven by growth in Power Management, HID, SETS, and Protection products. Shipments of Semtech's two largest product lines, Power Management and Protection, are both up more than 50 percent compared to the prior year period. The expansion in sales reflected ongoing demand tied to cellular handsets and consumer electronics, as well as a modest recovery in the computer segment.
     Jason Carlson, Semtech's President and Chief Executive Officer commented, "I was most pleased with the new orders and shipment levels achieved by our SETS product line in the second quarter. The emerging product lines of SETS and HID have been areas of investment by Semtech for more than 4 years. In the case of SETS, we are penetrating a relatively new end-market for Semtech, where HID represents increased content in portable applications we are already supporting."

     Third Quarter Outlook

     Semtech estimates that net sales for the third quarter that ends October 31, 2004 will be up 3 to 5 percent over the second quarter. Turns orders (orders received and shipped in the same quarter) of approximately 32 percent are required to achieve this forecast. Earnings in the third quarter are forecasted to be 23 cents per diluted share. Per the Company's fiscal calendar, the third quarter of fiscal year 2005 will be a 14-week quarter.

     About Semtech

     Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

     Safe Harbor Provision

     Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.


                               SEMTECH CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands - except per share amounts)


                            Three Months Ended     Six Months Ended
                           July 25,   July 27,    July 25,   July 27,
                               2004       2003       2004        2003
                          (Unaudited)(Unaudited)(Unaudited)(Unaudited)

Net sales                   $68,305    $44,569   $130,198     $88,586
Cost of sales                27,470     19,039     52,581      38,199
Gross profit                 40,835     25,530     77,617      50,387

Operating costs and
 expenses:
Selling, general and
 administrative              11,323      9,228     21,664      18,174
Product development and
 engineering                  8,435      7,477     16,342      15,302

Total operating costs and
 expenses                    19,758     16,705     38,006      33,476

Operating income             21,077      8,825     39,611      16,911

Interest and other income
 (expense), net               1,288     (5,651)     2,182      (2,859)

Income before taxes          22,365      3,174     41,793      14,052
Provision for taxes           4,946        762      9,609       3,373

Net income                  $17,419     $2,412    $32,184     $10,679
                          ========== ========== ========== ===========

Earnings per share:
Basic                         $0.23      $0.03      $0.43       $0.15
Diluted                       $0.22      $0.03      $0.41       $0.14

Weighted average number of shares:

Basic                        74,452     73,411     74,339      73,326
Diluted                      78,658     76,985     78,737      76,745


Notes regarding Consolidated Statements of Income:

1.) In the six month period ended July 25, 2004, $364,000 of previously written-off inventory was sold. In the six month period ended July 27, 2003, $792,000 of previously written-off inventory was sold.
2.) "Interest and other income (expense), net" includes a $6.8 million charge for the calling of the Company's convertible subordinated notes in the three and six month periods ended July 27, 2003.
3.) "Interest and other income (expense), net" includes a gain on the repurchase of convertible subordinated notes of $2.9 million in the six month period ended July 27, 2003.


                               SEMTECH CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                        July 25,         January 25,
                                           2004                2004
                                       (Unaudited)
Assets

Current assets:
Cash and cash equivalents                 $62,776             $96,314
Temporary investments                     100,325              93,044
Receivables, less allowances               25,028              20,362
Inventories                                29,335              22,166
Income taxes refundable                     5,795               5,795
Deferred income taxes                       4,897               5,212
Other current assets                        9,341               3,062
Total current assets                      237,497             245,955
Property, plant and equipment, net         55,691              49,579
Investments, maturities in excess of 1
 year                                     119,815              86,119
Deferred income taxes                      24,092              25,552
Other assets                                4,055               1,268

Total Assets                             $441,150            $408,473
                                       ===========      ==============

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                          $18,845              $8,554
Accrued liabilities                        10,752              16,894
Income taxes payable                        2,537               1,699
Deferred revenue                            3,312               1,689
Other current liabilities                       -                  27
Total current liabilities                  35,446              28,863
Other long-term liabilities                 1,072                   -
Total Stockholders' equity                404,632             379,610

Total Liabilities and Stockholders'
 Equity                                  $441,150            $408,473
                                       ===========      ==============

     CONTACT: Semtech Corporation
              John Baumann, 805-480-2010